Form 10-K, Exhibit 13
period 1995-11-30
DATA TRANSLATION INC
filed 1996-02-28
CIK 713138

                    Data Translation, Inc. and Subsidiaries

                            SELECTED FINANCIAL DATA
                                                                              23

Fiscal Years Ended November 30,
-----------------------------------------------------------------------------------------------------------
(in thousands, except per                          1995       1994       1993        1992        1991
share data and employees)
-----------------------------------------------------------------------------------------------------------
Net Sales:
     Digital media...............................   $30,278    $12,415    $ 1,118    $    ---     $   ---

     Data acquisition and imaging................    21,826     22,440     23,733      24,775      25,647

     Networking distribution.....................    20,348     15,382     10,850       8,787       8,206
-----------------------------------------------------------------------------------------------------------
     Total net sales.............................    72,452     50,237     35,701      33,562      33,853

     Net income (loss)...........................     4,771        320     (4,298)     (2,458)     (1,170)

Net income (loss) per share......................      0.71       0.07      (1.01)      (0.59)      (0.26)

Gross margin.....................................      47.9%      46.6%      48.1%       51.5%       51.5%

Research and development
 expenses as a percent of total net sales........      10.5%      13.6%      17.9%       16.6%       13.9%

Selling, marketing, general, and administrative
 expenses as a percent of total net sales........      31.6%      32.2%      42.0%       44.5%       44.0%

Operating income (loss)
 as a percent of total net sales sales...........       5.8%       0.8%     (11.8%)      (9.6%)      (6.4%)

Net income (loss) as a
 percent of total net sales......................       6.6%       0.6%     (12.0%)      (7.3%)      (3.5%)

Total assets.....................................   $60,984    $19,199    $16,161     $18,778     $21,192

Employees at year-end............................       335        259        219         237         230
-------------------------------------------------------------------------------------------------------------

                            QUARTERLY STOCK PRICES


Fiscal Year Ended November 30,
--------------------------------------------------------------------------------
1994                                       High     Low
--------------------------------------------------------------------------------
First Quarter.......................       5 1/8        3

Second Quarter......................       7 1/2    4 5/8

Third Quarter.......................       8 1/4    6 3/8

Fourth Quarter......................       7 7/8    6 5/8

1995
--------------------------------------------------------------------------------
First Quarter.......................      11 1/4    7 1/8

Second Quarter......................      16 1/4   10 3/4

Third Quarter.......................      17 5/8  13 1/16

Fourth Quarter......................      19 3/4       16

1996
--------------------------------------------------------------------------------
First Quarter through January 31, 1996        20   12 1/2
-------------------------------------------------------------------------------


The common stock of the Company is traded in the over-the-counter market and is reported on the Nasdaq National Market System under the symbol: DATX. The preceding table sets forth, for the periods indicated, the last reported high and low sales prices per share of the Company's common stock as reported on the Nasdaq National Market. The Company has never paid a cash dividend on its common stock, and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. As of January 31, 1996, there were approximately 251 stockholders of record of the Company's common stock. The last sale price per share of the Company's common stock as reported on the Nasdaq National Market on January 31, 1996 was $13.25. All share and per share data have been retroactively restated to reflect the Company's two-for-one stock split effected in the form of a stock dividend, effective on July 31, 1995.

                    Data Translation, Inc. and Subsidiaries
24
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was incorporated in December 1973. The Company currently sells products through the following three business groups: digital media, data acquisition and imaging, and networking distribution.

     The Company historically experienced growth in total net sales and net income with total net sales increasing to $41,984,000 in fiscal 1989. Total net sales declined in fiscal 1990 and remained relatively flat from fiscal 1990 through fiscal 1993. Losses from fiscal 1990 through fiscal 1993 were due to a number of factors, including the Company's increased spending on product development, a decline in government spending on research and development, increased competition in the data acquisition and imaging market, a cyclical downturn in capital spending by the Company's traditional customers, overall price reductions for computer products and a slowdown in the growth of scientific product sales.

     From fiscal 1991 to fiscal 1995, research and development expenses increased from $4,694,000 to $7,612,000, principally as a result of the development of Media 100.(R) At the same time, the Company continued to invest in its data acquisition and imaging business, which led to the introduction of DT-VEE(TM) software and the Fidelity(TM) and Fulcrum(TM) series of products.

     During fiscal 1994 and fiscal 1995, total net sales have continued to increase due to the growth in unit sales of the Company's digital media product, Media 100, as well as growth in the networking distribution business of the Company's United Kingdom subsidiary, Data Translation Networking Limited. Although sales from the networking distribution business have increased, these sales carry a significantly lower gross margin than the other product lines offered by the Company, thus adversely affecting the Company's overall gross margin. In fiscal 1995, increased sales of Media 100, which carry a higher margin, offset the adverse affect of increased networking sales.

     Markets for the Company's products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's future success will depend in part upon its ability to enhance its existing products and to introduce new products and features to meet changing customer requirements and emerging industry standards. The Company expects that sales of Media 100 will account for a significant and growing proportion of the Company's overall sales for the foreseeable future. The Company's ability to increase sales of Media 100 will depend, in part, on its ability to expand its customer base, which includes the rate at which the digital media market gains new users drawn to video, and no assurance can be given that increased sales will result in profitability. Any competitive, technological or other factor adversely affecting sales of Media 100 would have a material adverse effect on the Company.

     As the Company has historically operated with a small backlog, sales for any quarter are dependent on orders booked and shipped during that quarter. Operating expenses which are relatively fixed and based principally on future sales expectations could adversely affect operating results if sales do not meet the Company's expectations in any quarter.

RESULTS OF OPERATIONS

        The following table shows certain consolidated statement of operations data as a percentage of total net sales.


Fiscal Years Ending November 30,
--------------------------------------------------------------------------------
                                            1995    1994    1993
--------------------------------------------------------------------------------
Net sales:
     Digital media.........................  41.8%   24.7%     3.1%
     Data acquisition and imaging..........  30.1    44.7     66.5
     Networking distribution...............  28.1    30.6     30.4
--------------------------------------------------------------------------------
Total net sales............................ 100.0   100.0    100.0
Gross margin...............................  47.9    46.6     48.1
Research and development expenses..........  10.5    13.6     17.9
Selling and marketing expenses.............  25.5    25.4     32.0
General and administrative expenses........   6.1     6.8     10.0
--------------------------------------------------------------------------------
Income (loss) from operations..............   5.8     0.8    (11.8)
Interest income (expense) and other, net...   0.9     0.2     (0.3)
Provision (benefit) for income taxes.......   0.1     0.4     (0.1)
--------------------------------------------------------------------------------
Net income (loss)..........................   6.6%    0.6%   (12.0)%
--------------------------------------------------------------------------------

                    Data Translation, Inc. and Subsidiaries
                                                                              25
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF FISCAL 1995 TO 1994

     Total net sales for the fiscal year ended November 30, 1995 were $72,452,000, an increase of $22,215,000, or 44.2%, over the same period a year ago. The increase was primarily a result of higher unit sales from Media 100 which increased 143.9% to $30,278,000 and accounted for 41.8% of the Company's total net sales, compared to $12,415,000, or 24.7%, in the same period a year ago. During fiscal 1995, networking distribution sales increased $4,966,000, or 32.3%, from the comparable period in fiscal 1994 due to increased demand in the market for networking products. Data acquisition and imaging net sales were down slightly despite an increase in unit sales from the same period in fiscal 1994 and represented 30.1% of the Company's total net sales, compared to 44.7% in fiscal 1994. These lower net sales represent a shift in the data acquisition and imaging market toward new, lower priced hardware and software solutions.

     Gross margin for fiscal 1995 was 47.9%, compared to 46.6% in the comparable period of a year ago. This increase reflects higher margins on the Company's manufactured products due to higher utilization of the Company's manufacturing capacity as well as a favorable product mix. In addition, networking distribution sales constituted a lesser percentage of the Company's total net sales, thereby increasing gross margins since the networking products carry a significantly lower gross margin than the Company's manufactured products.

     Income from operations for fiscal 1995 was $4,199,000, compared to $405,000 in fiscal 1994. The increase in operating income reflects the higher net sales and gross margins, partially offset by higher operating expenses. However, selling and marketing expenses and general and administrative expenses as a percentage of total net sales were relatively flat for the two fiscal years. Research and development expenses increased $791,000 from the prior year, reflecting the continued investment in product development. However, as a percentage of total net sales, research and development expenses represented 10.5%, compared to 13.6% for the prior year, reflecting the impact of increased networking distribution sales of products manufactured by third parties and to a lesser extent, the growth in Media 100 sales in fiscal 1995. Although operating expenses were higher than in the prior year, as a percent of total net sales, operating expenses decreased from 45.8% to 42.1%.

     Interest income was $772,000 for fiscal 1995 compared to $152,000 in fiscal 1994, reflecting an increase in cash balances including cash equivalents and marketable securities on hand during 1995.

     The tax provision of $87,000 for fiscal 1995 compares to a $199,000 tax provision in fiscal 1994. The tax provision in 1995 is the result of providing for alternative minimum tax on the Company's domestic operations and to a lesser extent, profitable operations in the United Kingdom, whereas the fiscal 1994 tax provision was solely a result of profitable operations in the United Kingdom. Substantially all of the potential tax provision resulting from profitable operations in the Company's domestic operations has been offset by net operating loss carryforwards in fiscal 1995. The Company anticipates higher effective tax rates in the future due to decreases in net operating loss carryforwards available to be used against future taxable income. For a discussion of the net operating loss carryforwards, see Note 7 to Consolidated Financial Statements.

     Net income for fiscal 1995 was $4,771,000 or $0.71 per share, compared to $320,000 or $0.07 per share for the prior fiscal year.

COMPARISON OF FISCAL 1994 TO 1993

     Total net sales for the fiscal year ended November 30, 1994 were $50,237,000, which was an increase of 40.7%, or $14,536,000, over the same period of a year ago. The increase was primarily a result of shipments of Media 100 which began in the third quarter of fiscal 1993, as well as higher net sales from the networking distribution business in the United Kingdom. Media 100 accounted for 24.7% of the Company's total net sales in fiscal 1994. During fiscal 1994, networking distribution sales remained at approximately 30.6% of total net sales. The increase in networking distribution sales of 41.8% over the same period of a year ago represents improved performance of Data Translation Networking Limited since a new management team was installed in November 1991, as well as the growth in the enterprise-wide networking market in the United Kingdom. Net sales from the Company's data acquisition and imaging products declined $1,293,000, or 5.4%, compared to fiscal 1993, primarily due to changes in the product mix, including the introduction of new, lower priced hardware products.

     While total net sales increased 40.7% in fiscal 1994, the gross margin decreased to 46.6% of total net sales, compared to 48.1% of total net sales in fiscal 1993. The lower gross margin was primarily a result of lower gross margins on networking distribution sales.

     The income from operations for fiscal 1994 was $405,000, compared to an operating loss of $4,209,000 for the prior fiscal year. Income from operations primarily reflects higher net sales from Media 100 and networking distribution, partially offset by lower gross margins in networking distribution and an increase in operating expenses of $1,636,000. Total selling and marketing expenses have increased by $1,343,000, or 11.7%, from the comparable period, largely due to the additional costs associated with the sales and promotion of Media 100. Research and development expenses have increased by $429,000 from a year ago, demonstrating the Company's continued investment in product development. The increased expenses were partially offset by a decrease in general and administrative expenses of approximately $136,000.

                    Data Translation, Inc. and Subsidiaries
26
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The tax provision of $199,000 for fiscal 1994 compares to a tax benefit of $24,000 for fiscal 1993. The tax provision for fiscal 1994 reflects taxable operations of the Company's United Kingdom subsidiary. Any future potential tax benefits due to operating losses by the Company's domestic operations have not been recognized and any potential deferred tax asset has been fully reserved as disclosed in the Notes to the Consolidated Financial Statements.

     In fiscal 1994, the Company returned to profitability with a third quarter profit of $236,000 and a fourth quarter profit of $380,000. The net income for fiscal 1994 was $320,000, compared to a net loss of $4,298,000 for the prior fiscal year. The return to profitability reflects the increase in total net sales, partially offset by lower gross margins and higher operating expenses. As a result, the net income per share was $0.07 for fiscal 1994, compared to a $1.01 net loss per share in fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

     During fiscal 1995, the Company's cash and cash equivalents balance increased by $27,010,000. The increase was primarily a result of two public stock offerings generating net proceeds of approximately $30,109,000, offset by the net of cash provided by operations, less investing activities including purchases of capital equipment. As of November 30, 1995, net proceeds from the stock offerings were invested in money market funds and U.S. Treasury bills with maturities ranging from three months to one year. Cash provided by operating activities was $2,489,000. This was the result of net income of $4,771,000, partially offset by higher working capital requirements for the Company's growing operations.

     As of November 30, 1995, the Company's United Kingdom subsidiaries, Data Translation Networking Limited and Data Translation Ltd. had bank overdraft facilities of approximately $1,950,000 and $150,000, respectively. On November 30, 1995, approximately $657,000 and $39,000 were outstanding on these facilities, respectively. Each facility is secured by the subsidiary's receivables and guaranteed by the Company.

     The Company believes that the net proceeds from its stock offerings, together with existing cash and cash generated from future operations, will be sufficient to meet the Company's cash requirements for the foreseeable future.

                    Data Translation, Inc. and Subsidiaries
                                                                              27
                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Data Translation, Inc.:

     We have audited the accompanying consolidated balance sheets of Data Translation, Inc. (a Massachusetts corporation) and subsidiaries as of November 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Translation, Inc. and subsidiaries as of November 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1995, in conformity with generally accepted accounting principles.


                                                   ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 4, 1996

                    Data Translation, Inc. and Subsidiaries
28
                          CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
                                                    November 30,   November 30,
                                                       1995            1994
--------------------------------------------------------------------------------
CURRENT ASSETS:
   Cash and cash equivalents.......................  $28,602,000   $ 1,592,000
   Marketable securities...........................    6,559,000     2,487,000
   Accounts receivable, net of reserves
      of $505,000 in 1995 and $ 435,000
      in 1994......................................   15,057,000     9,045,000
   Inventories.....................................    5,532,000     2,759,000
   Prepaid expenses................................    1,060,000       647,000
   Prepaid income taxes............................       60,000        61,000
--------------------------------------------------------------------------------
           Total current assets....................   56,870,000    16,591,000

Equipment and leasehold improvements, net..........    3,897,000     2,367,000

Other assets - net.................................      217,000       241,000
--------------------------------------------------------------------------------
Total Assets.......................................  $60,984,000   $19,199,000
================================================================================
CURRENT LIABILITIES:
   Accounts payable................................  $ 5,133,000   $ 3,745,000
   Due to related party............................           --       546,000
   Borrowings from bank............................      696,000            --
   Accrued expenses................................    7,233,000     3,697,000
   Deferred revenue................................    1,010,000       225,000
--------------------------------------------------------------------------------
           Total current liabilities...............   14,072,000     8,213,000

Commitments and Contingencies (Note 6)

Deferred income taxes..............................        3,000         2,000

Stockholders' Equity:
   Preferred Stock, $.01 par value,
      Authorized - 1,000,000 shares, none issued...           --            --
   Common Stock, $.01 par value, Authorized -
      10,000,000 shares, issued - 8,491,208 in
      1995 and 6,765,472 in 1994...................       85,000        68,000
   Capital in excess of par value..................   37,062,000     8,739,000
   Retained earnings...............................   11,665,000     6,894,000
   Cumulative translation adjustment...............       (5,000)       64,000
   Treasury stock, at cost, 869,096 shares in
      1995 and 2,254,496 in 1994...................   (1,843,000)   (4,781,000)
   Unrealized holding loss on available
      for sale securities..........................      (55,000)           --
--------------------------------------------------------------------------------
   Total stockholders' equity......................   46,909,000    10,984,000
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity.........  $60,984,000   $19,199,000
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                    Data Translation, Inc. and Subsidiaries
                                                                              29
                     CONSOLIDATED STATEMENTS OF OPERATIONS


Fiscal Years Ended November 30,
----------------------------------------------------------------------------------
                                         1995          1994          1993
----------------------------------------------------------------------------------
Net sales:
   Digital media........................ $30,278,000   $12,415,000    $ 1,118,000
   Data acquisition and imaging.........  21,826,000    22,440,000     23,733,000
   Networking distribution..............  20,348,000    15,382,000     10,850,000
----------------------------------------------------------------------------------
Total net sales.........................  72,452,000    50,237,000     35,701,000

Cost of sales...........................  37,712,000    26,819,000     18,533,000
----------------------------------------------------------------------------------
   Gross profit.........................  34,740,000    23,418,000     17,168,000

Research and development expenses.......   7,612,000     6,821,000      6,392,000

Selling and marketing expenses..........  18,465,000    12,781,000     11,438,000

General and administrative expenses.....   4,464,000     3,411,000      3,547,000
----------------------------------------------------------------------------------
   Income (loss) from operations........   4,199,000       405,000     (4,209,000)

Interest income.........................     772,000       152,000        244,000
Interest expense........................     (35,000)      (10,000)       (37,000)
Other expense...........................     (78,000)      (28,000)      (320,000)
----------------------------------------------------------------------------------
   Income (loss) before tax provision
     (benefit)..........................   4,858,000       519,000     (4,322,000)
----------------------------------------------------------------------------------
Tax provision (benefit).................      87,000       199,000        (24,000)
----------------------------------------------------------------------------------
   Net income (loss).................... $ 4,771,000   $   320,000    $(4,298,000)
==================================================================================
Net income (loss) per common share......       $0.71         $0.07         $(1.01)
==================================================================================
Weighted average number of common and
 common equivalent shares outstanding...   6,701,000     4,764,000      4,256,000
==================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                    Data Translation, Inc. and Subsidiaries
30
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------
                                      Common Stock                                                                   Unrealized
                                      $.01 Par Value                                                                  Holding
                                      --------------                                                                  Loss on
                                                               Capital in                  Cumulative                Available
                                      Issued                   Excess of     Retained      Translation    Treasury    for Sale
                                      Shares        Amount     Par Value     Earnings      Adjustment     Stock       Securities
----------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1992..........  6,439,688      $65,000  $ 7,988,000    $10,872,000    $ (76,000)   $(4,781,000)  $     --

Proceeds from stock plans...........    123,762        1,000      301,000             --           --             --          --

Translation adjustment..............         --           --           --             --      (26,000)            --          --

Net loss............................         --           --           --     (4,298,000)          --             --          --
----------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1993..........  6,563,450      $66,000  $ 8,289,000    $ 6,574,000    $(102,000)   $(4,781,000)  $     --

Proceeds from stock plans...........    248,986        2,000      761,000             --           --             --          --

Effect of stock-for-stock exercise..    (46,964)          --     (311,000)            --           --             --          --

Translation adjustment..............         --           --           --             --      166,000             --          --

Net income..........................         --           --           --        320,000           --             --          --
----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1994..........  6,765,472      $68,000  $ 8,739,000    $ 6,894,000    $  64,000    $(4,781,000)  $     --

Proceeds from stock plans...........    325,736        3,000    1,166,000             --           --             --          --

Public sale of treasury stock, net
   of issuance costs of $375,000....         --           --    5,864,000             --           --      2,938,000          --

Public sale of common stock, net
   of issuance costs of $400,000....  1,400,000       14,000   21,293,000             --           --             --          --

Translation adjustment..............         --           --           --             --      (69,000)            --          --

Net income..........................         --           --           --      4,771,000           --             --          --

Unrealized holding loss on
   available for sale securities....         --           --           --             --           --             --     (55,000)
----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995..........  8,491,208      $85,000  $37,062,000    $11,665,000    $  (5,000)   $(1,843,000)   $(55,000)
----------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

                    Data Translation, Inc. and Subsidiaries
                                                                              31
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


Fiscal Years Ended November 30,
------------------------------------------------------------------------------------------------------
                                                            1995          1994           1993
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss).................................... $  4,771,000    $   320,000    $(4,298,000)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES -
   Depreciation and amortization........................    1,714,000      1,693,000      1,735,000
   Deferred income taxes................................        1,000             --         (9,000)
   Loss on sale of equipment............................        2,000          4,000          8,000
   (Gain) loss on sale of marketable securities.........       35,000          3,000        (20,000)
   Changes in assets and liabilities -
       Accounts receivable..............................   (6,012,000)    (3,341,000)      (156,000)
       Income tax refund receivable.....................           --             --        546,000
       Inventories......................................   (2,773,000)      (115,000)      (530,000)
       Prepaid expenses.................................     (413,000)       (69,000)       121,000
       Prepaid income taxes.............................        1,000        182,000        (25,000)
       Accounts payable.................................    1,388,000      1,059,000        802,000
       Due to related party.............................     (546,000)            --        546,000
       Accrued expenses.................................    3,536,000        816,000        466,000
       Deferred revenue.................................      785,000        225,000             --
------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) operating
    activities.......................................... $  2,489,000    $   777,000    $  (814,000)
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of equipment and leasehold improvements....   (3,081,000)    (1,215,000)    (1,246,000)
   Proceeds from sale of equipment......................        5,000          7,000         53,000
   Increase in other assets.............................     (136,000)      (199,000)      (133,000)
   Purchases of marketable securities...................  (13,270,000)      (943,000)    (4,021,000)
   Proceeds from sales of marketable securities.........    9,108,000      1,042,000      5,569,000
------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities.. $ (7,374,000)   $(1,308,000)   $   222,000
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings from bank.................................      696,000             --       (400,000)
   Proceeds from stock plans............................    1,169,000        452,000        301,000
   Net proceeds from public sale of treasury stock......    8,802,000             --             --
   Net proceeds from public sale of common stock........   21,307,000             --             --
------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities.. $ 31,974,000    $   452,000    $   (99,000)
------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.................      (79,000)       143,000          2,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.... $ 27,010,000    $    64,000    $  (689,000)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........    1,592,000      1,528,000      2,217,000
------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD................ $ 28,602,000    $ 1,592,000    $ 1,528,000
======================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash received (paid) for income taxes................ $    (46,000)   $   (11,000)   $   487,000
======================================================================================================
   Cash paid for interest............................... $     35,000    $    10,000    $    37,000
======================================================================================================
OTHER TRANSACTIONS NOT PROVIDING (USING) CASH:
   Decrease in value of marketable securities........... $     55,000   $         --    $        --
   Increase in unrealized holding loss on
    available for sale securities....................... $    (55,000)  $         --    $        --
------------------------------------------------------------------------------------------------------
                                                         $         --   $         --    $        --
======================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                    Data Translation, Inc. and Subsidiaries
32
                  Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

        Data Translation, Inc. (the "Company") was incorporated in 1973 as a Massachusetts corporation. The Company designs, develops and manufactures high performance digital media, data acquisition and imaging products for use with personal computers. The Company's principal products are digital signal processing boards and software which receive analog signals, convert them to digital form and process the digital data. In addition, the Company distributes, integrates and supports enterprise-wide networking products in the United Kingdom, which are manufactured by third-party suppliers.

        The consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

(a) Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

(b) Cash, Cash Equivalents and Marketable Securities

        Cash equivalents are carried at cost, which approximates market value, and have original maturities of less than three months. Cash equivalents include money market accounts, U.S. Treasury bills and repurchase agreements with overnight maturities.

        Effective December 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this standard, the Company is required to classify all investments in debt and equity securities into one or more of the following three categories: held-to-maturity, available-for-sale or trading. All marketable securities classified as held-to-maturity are recorded at their amortized cost. Available-for-sale securities are recorded at fair market value with unrealized gains and losses excluded from earnings and reported to stockholders' equity. Trading securities are also recorded at fair market value and unrealized gains and losses are included in earnings.

Marketable securities held as of November 30, 1995, consist of the following:

--------------------------------------------------------------------------------
                                       Maturity             Market Value
--------------------------------------------------------------------------------
 Investments available for sale:
    U.S. Treasury Bills.............  less than 1 year       $3,930,000
    U.S. Treasury Bills.............    1 - 3 years           1,491,000
--------------------------------------------------------------------------------
      Total U.S. Treasury Bills.....                          5,421,000

    U.S. Agency Bonds...............    1 -- 5  years           545,000
    U.S. Agency Bonds...............    6 -- 10 years           296,000
--------------------------------------------------------------------------------
      Total U.S. Agency Bonds.......                            841,000

    Utility Bonds...................     1-- 5 years            297,000
--------------------------------------------------------------------------------
Total investments available for sale                         $6,559,000
--------------------------------------------------------------------------------

        Marketable securities had a cost of $6,614,000 and $2,600,000 at November 30, 1995 and 1994, respectively, and a market value of $6,559,000 and $2,487,000, respectively. To reduce the carrying amount of the marketable securities portfolio to market value, a valuation allowance has been reflected as a separate component of stockholders' equity on November 30, 1995 pursuant to the provisions of SFAS No. 115. On November 30, 1994, a valuation allowance in the amount of $113,000 was established with a corresponding charge to net income.

                    Data Translation, Inc. and Subsidiaries
                                                                              33
              Notes to Consolidated Financial Statements (Cont'd)

(c) Inventories

        Inventories are stated at the lower of first-in, first-out (FIFO) cost or market and consist of the following:

November 30
--------------------------------------------------------------------------------
                                       1995               1994
--------------------------------------------------------------------------------
Raw materials...................       $1,763,000         $  617,000
Work-in-process.................          383,000            434,000
Finished goods..................        3,386,000          1,708,000
--------------------------------------------------------------------------------
                                       $5,532,000         $2,759,000
--------------------------------------------------------------------------------

        Work-in-process and finished goods inventories include material, labor and manufacturing overhead. Management performs periodic reviews of inventory and disposes of items not required by their manufacturing plan.

(d) Depreciation and Amortization

        The Company provides for depreciation and amortization, using the straight-line and declining balance methods, by charges to operations in amounts that allocate the cost of the equipment and leasehold improvements over the following estimated useful lives:

           Description                                 Useful Lives
           --------------------------------------------------------
           Machinery and equipment...............      3 to 7 years
           Furniture and fixtures................      7 years
           Vehicles..............................      3 years

Leasehold improvements are amortized over the shorter of their economic life or the life of the lease.

(e) Equipment and Leasehold Improvements, Net

        Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization, and consist of the following:

November 30,
--------------------------------------------------------------------------------
                                       1995               1994
--------------------------------------------------------------------------------
Machinery and equipment..........  $17,881,000         $15,198,000
Furniture and fixtures...........    2,435,000           2,219,000
Vehicles.........................       86,000              86,000
Leasehold improvements...........    1,755,000           1,659,000
--------------------------------------------------------------------------------
                                   $22,157,000         $19,162,000
Less accumulated depreciation and
amortization.....................   18,260,000          16,795,000
--------------------------------------------------------------------------------
                                   $ 3,897,000         $ 2,367,000
--------------------------------------------------------------------------------

(f) Foreign Currency

        The Company translates the assets and liabilities of its foreign subsidiaries at the rates of exchange in effect at year-end. Revenues and expenses are translated using exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to "Cumulative translation adjustment" included in stockholders' equity in the accompanying consolidated balance sheets. Foreign currency transaction gains and losses are included in "Other Expense" in the accompanying consolidated statements of operations. Foreign currency transaction gains and losses were not significant for the years ended November 30, 1995 and 1994. Foreign currency transaction gains and losses totaled $211,000 for the year ended November 30, 1993.

                    Data Translation, Inc. and Subsidiaries
34
              Notes to Consolidated Financial Statements (Cont'd)

(g) Revenue Recognition

          The Company recognizes revenue when products are shipped or, for postcontract support agreements, ratably over the term of the agreements. The Company's policy is to defer the revenue associated with any vendor and postcontract support obligations remaining at the time of shipment until the related obligations are satisfied. Costs of service and warranty are not significant and are charged to operations as incurred. Revenues from hardware systems with other than incidental software components and stand alone software sales are recognized upon shipment, provided that no significant vendor or postcontract support obligations remain outstanding and collection of the resulting receivable is deemed probable.

(h) Capitalized Software Development Costs

        The Company capitalizes certain computer software development costs. Capitalization of costs commences upon establishing technological feasibility. Capitalized costs, net of accumulated amortization, were approximately $190,000 and $215,000 as of November 30, 1995 and 1994, respectively, and are included in other assets. These costs are amortized on a straight-line basis over two years, which approximates the economic life of the product. Amortization expense, included in cost of sales in the accompanying consolidated statements of operations, was $160,000, $170,000 and $70,000 in 1995, 1994 and 1993,
respectively.

(i) Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  Net Income (Loss) Per Common Share

        Net income (loss) per common share is determined by dividing net income
(loss) by the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares have been calculated in accordance with the treasury stock method and are included for all periods where their effect is dilutive. Fully diluted net income (loss) per common share has not been separately presented, as the amounts would not be materially different from net income (loss) per share.

3.  Stockholders' Equity

(a) Stock Split

        On June 28, 1995, the Board of Directors approved a 2-for-1 stock split effected in the form of a dividend for all shareholders of record as of July 17, 1995. All share and per share data included in these financial statements have been retroactively restated to reflect the stock split.

(b) Stock Options

          Prior to April 1992, options were granted under the Company's 1982 Key Employee Incentive Plan (the "1982 Plan"). Subject to certain limitations imposed by the 1982 Plan, options were granted at a price determined by the Board. The Board resolved to issue options under the 1982 Plan at not less than 100% of fair market value. The options expire six years from the date of grant and become exercisable at the rate of 20% per year beginning one year from the date of grant. No further options may be granted under the 1982 Plan.

        In 1992, the Company adopted the 1992 Key Employee Incentive Plan (the "1992 Plan"), and 1,000,000 shares of common stock were reserved for issuance. Options granted pursuant to the 1992 Plan may, at the discretion of the Board, be incentive stock options as defined by the Internal Revenue Code. Subject to the provisions of the 1992 Plan, options granted are at a price as specified by the Board. The Board has to date issued options under the 1992 plan at not less than 100% of fair market value. The options become exercisable at a rate of 20% per year beginning one year from the date of grant unless otherwise specified by the Board. The Board will determine when the options will expire, but in no event will the option period exceed ten years. No options may be granted under the 1992 Plan on or after February 20, 2002.

                    Data Translation, Inc. and Subsidiaries
                                                                              35
              Notes to Consolidated Financial Statements (Cont'd)

        Information concerning stock options for each of the three years ended November 30, 1995 follows:

--------------------------------------------------------------------------------
                                               Number of          Option
                                                Options        Price Ranges
--------------------------------------------------------------------------------
Outstanding November 30, 1992.............       890,534    $1.38 -- $ 6.75
         Options granted..................       276,500     3.63 --   4.95
         Options exercised................       (77,586)    1.38 --   3.38
         Options expired/canceled.........      (117,246)    1.50 --   5.82
--------------------------------------------------------------------------------
Outstanding at November 30, 1993..........       972,202    $1.38 -- $ 6.75
         Options granted..................       356,700     4.13 --   7.38
         Options exercised................      (208,490)    1.38 --   6.75
         Options expired/canceled.........       (90,436)    1.38 --   7.00
--------------------------------------------------------------------------------
Outstanding at November 30,1994...........     1,029,976    $1.38 -- $ 7.38
         Options granted..................       338,000     7.50 --  17.00
         Options exercised................      (305,806)    1.38 --   7.38
         Options expired/canceled.........       (15,290)    1.50 --  11.00
--------------------------------------------------------------------------------
Outstanding at November 30, 1995..........     1,046,880     1.38 --  17.00
================================================================================
Exercisable at November 30, 1995..........       213,040    $1.50 -- $ 7.50
================================================================================
Available for grant at November 30, 1995..         6,180
================================================================================

        In 1994, the Company amended the 1986 Employee Stock Purchase Plan (the "Plan"), pursuant to which an additional 200,000 shares of common stock were reserved for issuance for a total of 600,000 shares. Effective July 1, 1995, employees who have worked for the Company for at least one month are eligible to participate in the Plan. Prior to July 1995, employees had to have worked at least six months for the Company to be eligible to participate in the Plan. The Plan allows participants to purchase common stock of the Company at 85% of the fair market value as defined. Under the Plan, the Company issued 22,930, 38,222 and 46,176 shares in fiscal years 1995, 1994 and 1993, respectively. At November 30, 1995, there were 193,604 shares available for grant under the Plan.

4.  Retirement Plan

        In November 1985, the Company adopted an employee savings plan (the "Savings Plan") in compliance with Section 401(k) of the Internal Revenue Code. Effective April 1, 1995, the Savings Plan provides for annual Company contributions of up to 15% of the first 6% of total compensation per participant. On July 1, 1993, the Company suspended Company contributions to the Savings Plan. These contributions vest incrementally over a five-year period. The Company's contributions to the Savings Plan were $44,000, $0 and $78,000 in 1995, 1994 and 1993, respectively.

        The Company does not provide postretirement benefits to any employees as defined under SFAS No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions.

5.  Bank Facilities

         The Company's United Kingdom subsidiaries, Data Translation Networking Limited and Data Translation Ltd., have bank overdraft facilities of approximately $1,950,000 and $150,000, respectively. Each facility bears interest at the bank's base rate (6.75% at November 30, 1995) plus 1.75%. Approximately $657,000 and $39,000 were outstanding, respectively, at November 30, 1995. No amounts were outstanding on November 30, 1994.

                    Data Translation, Inc. and Subsidiaries
36
              Notes to Consolidated Financial Statements (Cont'd)

6.  Lease Commitments and Contingencies

(a) Lease Commitments

        The Company has operating lease agreements expiring December 1, 1999 for a building and property owned by a related party trust. The agreements provide for aggregate minimum annual rental payments plus other expenses of the lessor on a net basis. Total rental expense charged to operations on these leases was $1,092,000 for each of the years ended November 30, 1995, 1994 and 1993.

        In addition, the Company leases sales facilities and equipment under leases expiring through 2000. Rent expense under these agreements totaled $634,000, $342,000 and $354,000 in fiscal years 1995, 1994 and 1993 respectively.

        Future minimum lease payments under all operating leases are as follows:

Fiscal Years Ended November 30,

--------------------------------------------------------------------------------
                                                          Amount
--------------------------------------------------------------------------------
             1996...................................    $1,836,000
             1997...................................     1,920,000
             1998...................................     1,326,000
             1999...................................     1,283,000
             2000...................................       130,000
--------------------------------------------------------------------------------
             Total minimum lease payments...........    $6,495,000
================================================================================

(b) Contingencies

        On June 7, 1995, a lawsuit was filed against the Company by Avid Technology, Inc., in the United States District Court for the District of Massachusetts. The complaint generally alleges patent infringement by the Company arising from the manufacture, sale, and use of the Company's Media 100 product. The complaint includes requests for injunctive relief, treble damages, interest, costs and fees. In July, 1995, the Company filed an Answer and Counterclaim denying any infringement and asserting that the patent is invalid. Discovery by the parties is currently underway. The Company intends to vigorously defend the lawsuit. In addition, Avid Technology, Inc. is seeking reissuance of the patent for claims broader than in the existing patent. These proceedings also remain pending. There can be no assurance that the Company will prevail in the litigation, or that any of the effects of the litigation, whether or not successful, will not be material.

        From time to time, the Company is involved in other disputes and/or litigation encountered in its normal course of business. The Company does not believe that the ultimate impact of the resolution of such other outstanding matters will have a material effect on the Company's financial condition or results of operations.

7.  Income Taxes

        The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The components of the net deferred tax liability recognized in the accompanying consolidated balance sheets are as follows:

November 30,
--------------------------------------------------------------------------------
                                                     1995          1994
--------------------------------------------------------------------------------
     Deferred tax assets..................      $  3,493,000   $ 4,344,000
     Deferred tax liabilities.............          (366,000)     (340,000)
--------------------------------------------------------------------------------
     Subtotal.............................         3,127,000     4,004,000
--------------------------------------------------------------------------------
      Valuation allowance..................       (3,130,000)   (4,006,000)
                                                 $    (3,000)  $    (2,000)
================================================================================

        Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future income tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

                    Data Translation, Inc. and Subsidiaries
                                                                              37
              Notes to Consolidated Financial Statements (Cont'd)

     The approximate tax effect of each type of temporary difference and carryforward before allocation of the valuation allowance is summarized as follows:

November 30,
--------------------------------------------------------------------------------
                                              1995         1994
--------------------------------------------------------------------------------
Net operating loss carryforwards........... $   305,000  $ 2,055,000
Other temporary differences, principally
 nondeductible reserves....................   1,324,000      811,000
Research and development credits...........   1,448,000    1,088,000
Alternative minimum tax credits............      50,000       50,000
--------------------------------------------------------------------------------
                                            $ 3,127,000  $ 4,004,000

================================================================================

     The tax credits and net operating loss carryforwards expire at various dates through 2008. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss and tax credit carryforwards available to be used in any given year in the event of significant changes in ownership, as defined.

     The income tax provision (benefit) shown in the accompanying consolidated statements of operations comprise the following:

Fiscal Years Ended November 30,
--------------------------------------------------------------------------------
                                              1995         1994        1993
--------------------------------------------------------------------------------
Federal:
        Current............................ $ 72,000    $     --     $     --
        Deferred...........................       --          --           --
--------------------------------------------------------------------------------
                                              72,000          --           --
--------------------------------------------------------------------------------
State:
        Current............................    1,000          --           --
        Deferred...........................       --          --           --
--------------------------------------------------------------------------------
                                               1,000          --           --
--------------------------------------------------------------------------------
Foreign - Current (benefit)................   14,000     199,000      (24,000)
--------------------------------------------------------------------------------
                                            $ 87,000    $199,000     $(24,000)
================================================================================

     The effective income tax rate varies from the amount computed using the statutory U.S. income tax rate as follows:

Fiscal Years Ended November 30,
--------------------------------------------------------------------------------
                                              1995        1994         1993
--------------------------------------------------------------------------------
Tax provision (benefit) at statutory rate.. 34.0%       34.0%      (34.0%)
Federal benefit from loss carryforward.....(28.2)         --          --
Federal losses not benefited...............   --          --        42.7
Foreign losses not benefited...............  1.2        11.4          --
Foreign benefit from loss carryforward.....   --          --        (3.7)
Foreign taxes..............................   --         1.9          --
Tax credits and other...................... (5.2)       (9.0)       (5.6)
--------------------------------------------------------------------------------
                                             1.8%       38.3%       (0.6%)
================================================================================

                    Data Translation, Inc. and Subsidiaries
38
              Notes to Consolidated Financial Statements (Cont'd)

8. Geographic Information

      Operations in various geographic areas for the three years ended November 30, 1995 are summarized as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                      United States      Europe             Eliminations       Consolidated
----------------------------------------------------------------------------------------------------------------------------------
Fiscal 1993
Sales to unaffiliated customers(1)..................  $ 19,807,000       $ 15,894,000       $         --       $ 35,701,000
Sales or transfers between geographic areas.........     2,672,000                 --         (2,672,000)                --
----------------------------------------------------------------------------------------------------------------------------------
Total net sales.....................................  $ 22,479,000       $ 15,894,000       $ (2,672,000)      $ 35,701,000
----------------------------------------------------------------------------------------------------------------------------------
          Income (loss) from operations.............  $ (3,752,000)      $   (546,000)      $     89,000       $ (4,209,000)
Interest income (expense) - net.....................       226,000            (19,000)                --            207,000
Other income (expense)..............................    (1,252,000)           932,000                 --           (320,000)
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before provision (benefit) for
  income taxes......................................  $ (4,778,000)      $    367,000       $     89,000       $ (4,322,000)
==================================================================================================================================
Identifiable assets.................................  $ 11,953,000       $  5,959,000       $ (1,751,000)      $ 16,161,000
==================================================================================================================================
Fiscal 1994
Sales to unaffiliated customers(1)..................  $ 28,964,000       $ 21,273,000       $         --       $ 50,237,000
Sales or transfers between geographic areas.........     3,328,000                 --         (3,328,000)                --
----------------------------------------------------------------------------------------------------------------------------------
Total net sales.....................................  $ 32,292,000       $ 21,273,000       $ (3,328,000)      $ 50,237,000
----------------------------------------------------------------------------------------------------------------------------------
          Income (loss) from operations.............  $    142,000       $    324,000       $    (61,000)      $    405,000
Interest income (expense) - net.....................       145,000             (3,000)                --            142,000
Other income (expense)..............................      (151,000)           236,000           (113,000)           (28,000)
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before provision for
  income taxes......................................  $    136,000       $    557,000       $   (174,000)      $    519,000
==================================================================================================================================
Identifiable assets.................................  $ 13,239,000       $  8,401,000       $ (2,441,000)      $ 19,199,000
==================================================================================================================================
Fiscal 1995
Sales to unaffiliated customers(1)..................  $ 44,343,000       $ 28,109,000       $         --       $ 72,452,000
Sales or transfers between geographic areas.........     4,426,000                 --         (4,426,000)                --
----------------------------------------------------------------------------------------------------------------------------------
Total net sales.....................................  $ 48,769,000       $ 28,109,000       $ (4,426,000)      $ 72,452,000
----------------------------------------------------------------------------------------------------------------------------------
          Income (loss) from operations.............  $  4,244,000       $    (59,000)      $     14,000       $  4,199,000
Interest income (expense) - net.....................       767,000            (30,000)                --            737,000
Other income (expense)..............................       (39,000)           (39,000)                --            (78,000)
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before provision for
  income taxes......................................  $  4,972,000       $   (128,000)      $     14,000       $  4,858,000
==================================================================================================================================
Identifiable assets.................................  $ 51,896,000       $ 12,291,000       $ (3,203,000)      $ 60,984,000
==================================================================================================================================

(1) Foreign sales from the United States to unaffiliated customers for the years ended November 30, 1995, 1994 and 1993 were approximately $11,991,000, $7,153,000 and $3,511,000, respectively.

9. Accrued Expenses

      Accrued expenses consist of the following:


November 30,
----------------------------------------------------------------------------------------------------------------------------------
                                                             1995                            1994
----------------------------------------------------------------------------------------------------------------------------------
Accrued commissions......................................  $   126,000                     $   417,000
Payroll and related taxes................................    1,878,000                         752,000
Other....................................................    5,229,000                       2,528,000
----------------------------------------------------------------------------------------------------------------------------------
                                                           $ 7,233,000                     $ 3,697,000
==================================================================================================================================

                    Data Translation, Inc. and Subsidiaries
                                                                              39
              Notes to Consolidated Financial Statements (Cont'd)

10. Valuation and Qualifying Accounts

      The following table sets forth activity in the Company's accounts receivable reserve account:

----------------------------------------------------------------------------------------------------------------------------------
                                                            Balance at         Charges to          Exchange Rate     Balance at
                                                            Beginning           Cost and            Difference          End
                                                             of Year            Expense           and Deductions      of Year
----------------------------------------------------------------------------------------------------------------------------------
For the Year Ended November 30, 1993:.....................  $   347,000        $   148,000        $   174,000*       $   321,000
==================================================================================================================================
For the Year Ended November 30, 1994:.....................  $   321,000        $   297,000        $   183,000*       $   435,000
==================================================================================================================================
For the Year Ended November 30, 1995:.....................  $   435,000        $   155,000        $    85,000*       $   505,000
==================================================================================================================================

* Includes exchange rate differences of $2,000, $(6,000) and $3,000 in 1995, 1994 and 1993, respectively.

11. Selected Quarterly Information (unaudited)

For the Fiscal Quarter Ended:
----------------------------------------------------------------------------------------------------------------------------------
1995                                                        February 28        May 31             August 31          November 30
----------------------------------------------------------------------------------------------------------------------------------
Net sales:
         Digital media....................................  $ 5,207,000        $ 6,979,000        $ 8,137,000        $ 9,951,000
         Data acquisition and imaging.....................    5,775,000          5,001,000          5,583,000          5,470,000
         Networking distribution..........................    3,855,000          5,396,000          5,353,000          5,745,000
----------------------------------------------------------------------------------------------------------------------------------
Total net sales...........................................   14,837,000         17,376,000         19,073,000         21,166,000
Gross profit..............................................    7,126,000          8,341,000          9,140,000         10,133,000
Net income................................................      707,000          1,031,000          1,426,000          1,607,000
==================================================================================================================================
Net income per common share...............................  $      0.11        $      0.15        $      0.21        $      0.23
==================================================================================================================================
1994

Net sales:
         Digital media....................................  $ 1,623,000        $ 2,840,000        $ 3,453,000        $ 4,499,000
         Data acquisition and imaging.....................    5,943,000          5,601,000          5,408,000          5,488,000
         Networking distribution..........................    3,386,000          3,770,000          3,730,000          4,496,000
----------------------------------------------------------------------------------------------------------------------------------
Total net sales...........................................   10,952,000         12,211,000         12,591,000         14,483,000
Gross profit..............................................    5,062,000          5,668,000          5,903,000          6,785,000
Net income (loss).........................................     (256,000)           (40,000)           236,000            380,000
==================================================================================================================================
Net income (loss) per common share........................  $     (0.06)       $     (0.01)       $      0.05        $      0.08
==================================================================================================================================

                    Data Translation, Inc. and Subsidiaries

                             Corporate Information


World Headquarters
Data Translation, Inc.
100 Locke Drive
Marlboro, MA 01752-1192
(508) 481-3700

Directors

Alfred A. Molinari, Jr.
Chairman and Chief Executive Officer
Data Translation, Inc.

R. Bradford Malt
Partner, Ropes & Gray

Paul Severino
Chairman, Bay Networks, Inc.

John A. Molinari
Vice President/General Manager - Multimedia Group
Data Translation, Inc.

James M. Dow
Chairman, Microcom, Inc.

Additional Information

A copy of the Company's 1995 annual report on Form 10-K filed with the Securities and Exchange Commission can be obtained without charge by any stockholder upon request to:

Investor Relations Department
Data Translation, Inc.
100 Locke Drive
Marlboro, MA 01752-1192
(508) 481-3700

Annual Meeting
Data Translation, Inc. will hold an Annual Stockholders' Meeting on Wednesday, April 10, 1996, at 10:00 am
at Corporate Headquarters, 100 Locke Drive, Marlboro, MA.

Stock Trading

Data Translation's common stock is traded on the Nasdaq National Market System under the symbol "DATX." At January 31, 1996, there were approximately 251 stockholders of record.

Independent Public Accountants
Arthur Andersen LLP
Boston, MA

General Counsel
Ropes & Gray
Boston, MA

Subsidiaries

UK Subsidiaries
Data Translation
Networking Limited
Wokingham, Berkshire
England

Data Translation Ltd.
Wokingham, Berkshire
England

German Subsidiary
Data Translation GmbH
Bietigheim-Bissingen, Germany

Italian Subsidiary
Data Translation S.r.l.
Brescia, Italy

Transfer Agent
Bank of Boston
c/o Boston EquiServe, L.P.
Mail Stop 45-02-64
P.O. Box 644
Boston, MA 02102-0644

Executive Officers

Alfred A. Molinari, Jr.
Chairman and Chief Executive Officer

Peter J. Rice
Vice President - Finance, Treasurer
and Chief Financial Officer

Ellen W. Harpin
Vice President - Administration

John A. Molinari
Vice President/General Manager -
Multimedia Group and Director

Mark L. Basler
Vice President - Strategic Marketing

Paul Klinkby-Silver
Vice President/General Manager - Data Translation
Networking Limited

Kim Gray
Vice President/General Manager - Data Acquisition and Imaging Group

                    [LOGO OF DATA TRANSLATION APPEARS HERE]

                            Corporate Headquarters
                            Data Translation, Inc.
                                100 Locke Drive
                              Marlboro, MA 01752
                              Tel: (508) 481-3700
                              Fax: (508) 481-8620
                              http://www.datx.com
                           http://www.media100.com/
                        (C) 1996 Data Translation, Inc.
                     All rights reserved. Printed in U.S.A.
         Data Translation and Media 100 are registered trademarks of
                            Data Translation, Inc.
   All other products and brands are trademarks of their repective holders.