Form 10-K, Exhibit 13
period 1996-11-30
MEDIA 100 INC
filed 1997-02-28
CIK 713138

                                                                      EXHIBIT 13









SELECTED FINANCIAL DATA AND QUARTERLY STOCK PRICES                   5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS                                          6-8

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                             8

CONSOLIDATED BALANCE SHEETS AS OF NOVEMBER 30, 1996 AND 1995         9

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE FISCAL YEARS
ENDED NOVEMBER 30, 1996, 1995, AND 1994                             10

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE
FISCAL YEARS ENDED NOVEMBER 30, 1996, 1995, AND 1994                11

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE FISCAL YEARS          12
ENDED NOVEMBER 30, 1996, 1995, AND 1994

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                       13-20


                             SELECTED FINANCIAL DATA


Fiscal years ended November 30,
-----------------------------------------------------------------------------------------------------
(in thousands, except per share data         1996      1995       1994       1993      1992
and employees)
-----------------------------------------------------------------------------------------------------

Net sales                                 $50,826    $30,278    $12,415    $ 1,118   $     0


Income (loss) from continuing               4,833      2,345     (2,031)    (4,328)   (1,816)
operations
Income (loss) from discontinued            (6,672)     2,426      2,351         30      (642)
operations
-----------------------------------------------------------------------------------------------------
Net income (loss)                          (1,839)     4,771        320     (4,298)   (2,458)

Income (loss) per share from continuing      0.57       0.35      (0.43)     (2.03)    (0.87)
operations
Income (loss) per share from                (0.79)      0.36       0.49       0.01     (0.31)
discontinued operations
-----------------------------------------------------------------------------------------------------
Net income (loss) per share                 (0.22)      0.71       0.06      (2.02)    (1.18)

Gross margin percentage                     60.6%      58.0%      58.7%      52.1%      na

Research and development
expenses as a percentage of net sales        12.3%      15.9%      30.4%     288.6%      na

Selling, marketing, general, and
administrative expenses as a
percentage of net sales                      39.5%      36.7%      44.8%     173.9%      na

Operating income (loss) as a percentage
of net sales                                  8.8%       5.4%     (16.5)%   (410.4)%      na
Income (loss) from continuing
operations as a percentage of net sales       9.5%       7.7%     (16.3)%   (387.1)%      na
Income (loss) from discontinued
operations as a percentage of net sales     (13.1)%      8.0%      18.9%       2.7%       na
-----------------------------------------------------------------------------------------------------
Net income (loss) as a percentage of
net sales                                    (3.6)%     15.8%       2.6%    (384.4)%      na


Total assets                              $59,990    $51,123    $11,430    $ 7,807   $ 9,313

Employees at year-end *                       172         77         43         30        16

=====================================================================================================

* Prior to the end of fiscal year 1996 the Company shared resources with the Company's non-Media 100 related businesses. These employees have not been included in fiscal years 1995, 1994, 1993 and 1992.



                             QUARTERLY STOCK PRICES

Fiscal year ended November 30,

--------------------------------------------------------------------------------
1995                                     HIGH              LOW
--------------------------------------------------------------------------------

First Quarter                         11  1/4           7  1/8
Second Quarter                        16  1/4          10  3/4
Third Quarter                         17  5/8          13 1/16
Fourth Quarter                        19  3/4          16


1996
--------------------------------------------------------------------------------
First Quarter                         21               10  3/4
Second Quarter                        28  3/4          13  1/4
Third Quarter                         28  1/4           7  3/4
Fourth Quarter                        12  1/2           7  7/8



The common stock of the Company trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: MDEA. Prior to December 3, 1996, the Company traded under the symbol: DATX. The preceding table sets forth, for the periods indicated, the last reported high and low sales prices per share of the Company's common stock as reported on the Nasdaq National Market. The Company has never paid a cash dividend on its common stock, and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. As of February 14, 1997, there were 273 stockholders of record and approximately 2,200 beneficial owners of the Company's common stock. The last sale price per share of the Company's common stock as reported on the Nasdaq National Market on February 14, 1997 was $7.50. All share and per share data have been retroactively restated to reflect the Company's two-for-one stock split in the form of a stock dividend, effective on July 31, 1995.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     Media 100 Inc. is a technology and market leader in the market for personal computer-based digital video systems. The Media 100 family of products are analog and digital conversion systems that enable users to capture video and audio into a personal computer, perform random-access ("nonlinear") video editing and audio mixing, and directly produce a finished program with broadcast-quality picture and compact disc-quality sound, all without the use of traditional video tape equipment.


     On July 30, 1996, the Company announced its intention to separate its Media 100 digital video business from its data acquisition and imaging, commercial products and U.K.-based networking distribution businesses. The Company announced that it would contribute its data acquisition and imaging and commercial products businesses to a newly-formed subsidiary, Data Translation II, Inc. ("DTI"), the stock of which would then be distributed as a dividend to the Company's stockholders. The Company further announced that it planned to dispose of its networking distribution business within twelve months.


     On November 11, 1996, the Company sold substantially all of the assets associated with its networking distribution business in connection with the winding up of that business. On December 2, 1996, the Company distributed all of the shares of DTI, to which it had contributed its data acquisition and imaging and commercial products businesses and the remaining assets and liabilities of the networking distribution business, as a dividend to the Company's stockholders (the "Spin-Off"), in the ratio of one share of DTI common stock for every four shares of Company common stock. In connection with the Spin-Off, the Company retained only its Media 100 related business and changed its name to Media 100 Inc.


     In connection with the Spin-Off and the disposal of the networking distribution business, the Company's historical financial statements and other financial information reflect the financial position, results from operations and cash flows of the Company as continuing operations; the related financial information of the businesses contributed to DTI and the networking distribution business has been segregated and reclassified as discontinued operations.


     The Company believes that there are three general types of end-users of digital media production systems, professional, corporate and institutional, and mass market users. Within this market, the Company primarily targets the corporate and institutional users. Many of these corporate and institutional users currently rely on analog video tape editing processes. Digital editing alternatives are relatively new and currently account for a small portion of this market of current users. The Company also believes that the corporate and institutional market includes a potential market of new users who currently out-source their video production requirements.


     To address the target market of corporate and institutional users the Company initiated a plan in 1996 to introduce a family of products that were intended to offer full video program authoring capabilities over a broad price/performance spectrum. As a first step of this strategy, the Company began shipments in April 1996 of Media 100 qx, a lower-cost digital video system based on the Company's Vincent digital video engine that enables users of Apple QuickTime applications to create broadcast-quality video programs using Adobe Premiere editing software.


     On December 26, 1996, the Company began shipments of six new Media 100 products, each of which is based on the Company's Vincent 601 digital video engine, and which are differentiated by software-enabled features and functionality. The reliance on a single hardware platform for all products enables a software-only upgrade path throughout the Media 100 product family to the advanced features and functionality of the Company's higher-end systems.


     The Company sells its products through a worldwide network of approximately 500 independent value added resellers ("VAR's") in over 50 countries. In 1996, the Company embarked upon a concerted effort to increase the size of its international VAR network in order to increase international sales of its products and services, and in this regard, the Company established a new European headquarters in Paris, France in October 1996.


     As a result of the Spin-Off, the Company intends to relocate its principal executive, engineering, manufacturing and sales operations to a new facility located in Marlboro, Massachusetts in April 1997. There may be a risk of disruption in customer shipments if the Company is not able to maintain an uninterrupted supply of products during the period of transition to the new facility.



RESULTS OF CONTINUING OPERATIONS

     The following table shows certain consolidated statements of operations data as a percentage of net sales.

Fiscal years ended November 30,
--------------------------------------------------------------------------------
                                              1996          1995          1994
Continuing operations
--------------------------------------------------------------------------------
Net sales                                    100.0%        100.0%        100.0%
Gross margin                                  60.6          58.0          58.7
Research and development expenses             12.3          15.9          30.4
Selling and marketing expenses                29.6          30.0          37.5
General and administrative expenses            9.9           6.7           7.3
--------------------------------------------------------------------------------
Operating income (loss)                        8.8           5.4         (16.5)
Interest income (expense) and other, net       3.1           2.5           0.5
Provision for income taxes                     2.4           0.2           0.3
--------------------------------------------------------------------------------
Income (loss) from continuing operations       9.5%          7.7%        (16.3)%
================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSES OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (cont.)

COMPARISON OF FISCAL 1996 TO 1995

     Net sales from continuing operations for the fiscal year ended November 30, 1996 were $50,826,000, an increase of $20,548,000, or 67.9%, over the same period a year ago. The increase was due to higher unit sales of Media 100, the introduction of a new lower cost product, Media 100 qx, and initial shipments of Gaudi, the Company's advanced digital video effects product. Shipments of Media 100 qx began in April 1996 and Gaudi in November 1996.

     Gross margin for fiscal 1996 was 60.6% compared to 58.0% in the comparable period a year ago. This increase reflects improvement in the Company's product mix as the Company realized more revenue from software products sold together with the Company's hardware product. In addition, higher utilization of the Company's manufacturing capacity due to higher unit volumes and reductions in the cost of key component parts used in the manufacture of the Media 100 hardware also contributed to the gross margin improvement.

     Operating income for fiscal 1996 was $4,453,000, an increase of $2,804,000, or 170%, over the same period of last year. Operating income reflects the higher net sales and gross margin, partially offset by operating expenses of $26,327,000 in fiscal 1996, an increase of $10,409,000, or 65.4%, over the same period of last year. Research and development costs increased to $6,227,000 in support of the Company's continued focus on improving existing products and the introduction of Media 100 qx and Gaudi. Selling and marketing expenses increased to $15,066,000 as the Company continued to expand its support for the sales channel, including establishing a European headquarters in Paris, France, and increasing marketing activities to broaden brand awareness for its products. In addition, rollout costs associated with Media 100 qx also contributed to higher sales and marketing expenses. General and administrative expenses increased to $5,034,000 to support the Company's rapid growth in net sales and for the defense of patent infringement litigation (See Note 6 to the Consolidated Financial Statements).

     Interest income in fiscal 1996 was $1,588,000, an increase of $817,000, or 106%, over the same period of last year, reflecting an increase in cash balances including cash equivalents and marketable securities on hand in 1996.

     The tax provision of $1,208,000 for fiscal 1996 compares to a $75,000 tax provision in fiscal 1995. The Company's effective tax rate was 20% in fiscal 1996 reflecting the utilization of net operating loss and research and development credit carryforwards. The Company's effective tax rate in 1995 was 3% reflecting the utilization of the net operating loss carryforwards. The Company anticipates higher effective tax rates in the future due to lower research and development credit carryforwards (See Note 7 to the Consolidated Financial Statements).

     Income from continuing operations for fiscal 1996 was $4,833,000, or $0.57 per share, compared to $2,345,000, or $0.35 per share, for the prior fiscal year. Loss from discontinued operations for fiscal 1996 was $6,672,000, or $0.79 per share, compared to net income of $2,426,000, or $0.36 per share, for the prior fiscal year. Of the $6,672,000 loss from discontinued operations, expenses related to the Spin-Off accounted for $1,500,000 and the loss on disposal of the networking distribution business was estimated at $2,513,000.

COMPARISON OF FISCAL 1995 TO 1994

     Net sales from continuing operations for the fiscal year ended November 30, 1995 were $30,278,000, an increase of $17,863,000, or 143.9%, over the same period a year ago. The increase was due to higher unit shipments of Media 100 products.

     Gross margin for fiscal 1995 was 58.0% compared to 58.7% in the comparable period a year ago. The decline was due primarily to changes in the Company's product mix.

     Operating income for fiscal 1995 was $1,649,000, compared to an operating loss of $2,054,000 for fiscal 1994. Profitability was achieved through higher net sales of Media 100. Research and development expenses increased by $1,026,000, or 27.1%, from the comparable period, due to continued engineering investment in Media 100 products. Total selling and marketing expenses increased by $4,431,000, or 95.1%, from the comparable period, demonstrating the Company's commitment to promoting Media 100 products and expanding its sales distribution channel. General and administrative expenses increased by $1,119,000, or 123.6%, compared to the prior period, to support the Company's expansion.

     Interest income in fiscal 1995 was $771,000, an increase of $620,000 from fiscal 1994, reflecting the Company's increased cash balances due primarily to public offerings of the Company's common stock.

     The tax provision of $75,000 for fiscal 1995 compares to a tax provision for fiscal 1994 of $36,000. The Company's utilized net operating loss carryforwards in 1995 that were not benefited in the 1994 financial statements.

     Income from continuing operations for fiscal 1995 was $2,345,000, or $0.35 per share, compared to a loss of $2,031,000, or $0.43 per share, for the prior fiscal year. Income from discontinued operations for fiscal 1995 was $2,426,000, or $0.36 per share, compared to $2,351,000, or $0.49 per share, for the prior fiscal year.

MANAGEMENT'S DISCUSSION AND ANALYSES OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (cont.)

LIQUIDITY AND CAPITAL RESOURCES

     During fiscal 1996, net cash provided by continuing operating activities was $5,897,000, primarily comprised of income from continuing operations of $4,833,000. Net cash provided by financing activities was $4,812,000, of which $3,450,000 was the proceeds from the overallotment option exercise associated with the Company's public offering of common stock in November 1995 and $1,362,000 was the proceeds from the Company's stock plans. The net purchase of equipment of $1,951,000 was primarily for capital equipment for new employees to support the growth in sales. In addition, the Company had net purchases of marketable securities of $21,336,000. Net cash used in discontinued operating activities was $13,560,000.

     The Company believes its existing cash balance and cash generated from future operations will be sufficient to meet the Company's cash requirements for the foreseeable future.


CERTAIN FACTORS THAT MAY AFFECT FUTURE PERFORMANCE


     Except for the historical information contained herein, the matters discussed in this Management's Discussion and Analysis and elsewhere in this Annual Report to Stockholders are forward-looking statements based on current expectations, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed in such forward-looking statements. The risks and uncertainties associated with such statements include the following: the dependence of the Company on a single product family; the uncertainty as to the market acceptance of digital video products generally or the Company's products in the emerging commercial and institutional market; the high level of competition and rapid technological change characteristic of the Company's industry; the risks associated with the development and introduction of new products and the management of product transitions; the risks associated with sole source suppliers; the risks associated with the Company's dependence on an indirect sales channel of independent resellers; the risks associated with international operations; the uncertainty of patent and proprietary technology protection; the risks of third party claims of infringement, particularly with respect to certain pending litigation described in Note 6 to the Consolidated Financial Statements; the Company's dependence on the retention and attraction of key employees, especially in research and development; the risks associated with the relocation of the Company's facilities and implementation of new information systems; and general economic and business conditions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Media 100 Inc.:

     We have audited the accompanying consolidated balance sheets of Media 100 Inc. (a Delaware corporation) and subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Media 100 Inc. and subsidiaries as of November 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.




                                                             ARTHUR ANDERSEN LLP


Boston, Massachusetts
January 9, 1997 (except with respect
to the matter discussed in
Note 6(b)(ii), as to which the date
is February 12, 1997)


                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
                                                   November 30,     November 30,
        in thousands except share amounts                 1996             1995
--------------------------------------------------------------------------------

Current assets:
         Cash and cash equivalents                     $ 2,733          $28,602
         Marketable securities                          27,983            6,559
         Accounts receivable, net of reserves of        11,665            6,062
            $328 in 1996 and $203 in 1995
         Inventories                                     1,473            1,900
         Prepaid expenses                                  567              339
         Prepaid income taxes                               --               60
--------------------------------------------------------------------------------
         Total current assets                           44,421           43,522

Equipment, net                                           2,467            1,414

Other assets, net                                          112               85

Net assets of discontinued operations (Note 12)         12,990            6,102
--------------------------------------------------------------------------------

         Total assets                                  $59,990          $51,123
================================================================================

Current liabilities:
         Accounts payable                              $ 1,981          $   516
         Accrued expenses                                5,791            2,853
         Deferred revenue                                2,153            1,010
--------------------------------------------------------------------------------
         Total current liabilities                       9,925            4,379


Commitments and contingencies (Note 6)

Deferred income taxes                                        -                3

Stockholders' equity:
         Preferred stock, $.01 par value,
         Authorized - 1,000,000 shares, none                 -                -
            issued
         Common stock, $.01 par value,
         Authorized - 25,000,000 shares,
         Issued - 8,087,884 in 1996 and
            8,491,208 in 1995                               81               85
         Capital in excess of par value                 40,035           37,062
         Retained earnings                               9,826           11,665
         Cumulative translation adjustment                 123            (173)
         Treasury stock, at cost,0 shares in 1996
            and 869,096 shares in 1995                       -          (1,843)
         Unrealized holding loss on available for
            sale securities                                  -             (55)

--------------------------------------------------------------------------------
         Total stockholders' equity                     50,065           46,741

         Total liabilities and stockholders' equity    $59,990          $51,123
================================================================================
[/FN]
The accompanying notes are an integral part of these consolidated financial statements.



                      CONSOLIDATED STATEMENTS OF OPERATIONS


Fiscal years ended November 30,
--------------------------------------------------------------------------------
in thousands except per share amounts
                                          1996            1995            1994
--------------------------------------------------------------------------------

Net sales                               $50,826         $30,278         $12,415

Cost of sales                            20,046          12,711           5,127
--------------------------------------------------------------------------------

Gross profit                             30,780          17,567           7,288

Research and development
    expenses                              6,227           4,806           3,780

Selling and marketing expenses           15,066           9,088           4,657

General and administrative
    expenses                              5,034           2,024             905
--------------------------------------------------------------------------------

Operating income (loss)                   4,453           1,649          (2,054)

Interest income                           1,588             771             151

Other expense                                --              --              92
--------------------------------------------------------------------------------

Income (loss) from continuing
operations before tax provision           6,041           2,420          (1,995)

Tax provision                             1,208              75              36
--------------------------------------------------------------------------------

Income (loss) from continuing             4,833           2,345          (2,031)
    operations

Income (loss) from discontinued
    operations, net of tax of $318,
    $10 and $163 in 1996, 1995 and
    1994, respectively (Note 12)         (6,672)          2,426           2,351
--------------------------------------------------------------------------------

Net income (loss)                       $(1,839)        $ 4,771         $   320
================================================================================


Income (loss) per common and            $  0.57         $  0.35         $ (0.43)
    common equivalent share from
    continuing operations
Income (loss) per common and            $ (0.79)        $  0.36         $  0.49
    common equivalent share from
    discontinued operations
--------------------------------------------------------------------------------

Net income (loss) per common and        $ (0.22)        $  0.71         $  0.07
    common equivalent share
================================================================================

Weighted average number of common         8,470           6,701           4,764
    and common equivalent shares
    outstanding
================================================================================


The accompanying notes are an integral part of these consolidated financial statements.



                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY




  in thousands except         Common Stock          Capital in   Retained  Cumulative   Treasury   Unrealized
     share amounts           $.01 Par Value         Excess of    Earnings  Translation    Stock   Holding Gain
                        -------------------------   Par Value              Adjustment              (Loss) on
                            Shares      Amount                                                      Available
                                                                                                    for Sale
                                                                                                    Securities
---------------------------------------------------------------------------------------------------------------

Balance, November 30,
1993                      6,563,450       $66       $ 8,289       $ 6,574    $(106)     $(4,781)       $  -

Proceeds from issuance
of common stock under
stock plans                 248,986         2           761             -        -            -           -

Effect of
stock-for-stock
exercise                    (46,964)        -          (311)            -        -            -           -

Translation adjustment            -         -             -             -      143            -           -

Net income                        -         -             -           320        -            -           -

--------------------------------------------------------------------------------------------------------------

Balance, November 30,
1994                      6,765,472       $68       $ 8,739       $ 6,894    $  37      $(4,781)       $  -

Proceeds from issuance
of common stock under
stock plans                 325,736         3         1,166             -        -            -           -

Public sale of
treasury stock, net of
issuance costs of $375            -         -         5,864             -        -        2,938           -

Public sale of common
stock, net of issuance
costs of $400             1,400,000        14        21,293             -        -            -           -

Translation adjustment            -         -             -             -     (210)           -           -

Net income                        -         -             -         4,771        -            -           -

Unrealized holding
loss on available for
sale securities                   -         -             -             -        -            -         (55)

--------------------------------------------------------------------------------------------------------------

Balance, November 30,
1995                      8,491,208       $85       $37,062       $11,665    $(173)     $(1,843)       $(55)

Proceeds from issuance
of common stock under
stock plans                 242,272         3         1,359             -        -            -           -

Retirement of treasury
stock                      (869,096)       (9)       (1,834)            -        -        1,843           -


Issuance of common
stock                       223,500         2         3,448             -        -            -           -

Translation adjustment            -         -             -             -      296            -           -

Net loss                          -         -             -        (1,839)       -            -           -

Unrealized holding
gain on available for
sale securities                   -         -             -             -        -            -          55

---------------------------------------------------------------------------------------------------------------

Balance, November 30,
1996                      8,087,884       $81       $40,035       $ 9,826    $ 123      $     -        $  -

===============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.



                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Fiscal years ended November 30,
--------------------------------------------------------------------------------
in thousands                                   1996           1995          1994
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                              $ (1,839)   $  4,771     $   320
(Income) loss from discontinued operations        6,672      (2,426)     (2,351)
                                             -----------------------------------
Income (loss) from continuing operations          4,833       2,345      (2,031)

Adjustments to reconcile income (loss) from
 operations to net cash provided by (used in)
 operating activities
Depreciation and amortization                       898         878         820
Deferred income taxes                               (3)           1          --
Loss on sale of equipment                            --           2           4
(Gain) loss on sale of marketable securities        (33)         35           3

Changes in assets and liabilities
Accounts receivable                              (5,603)     (3,035)     (2,401)
Inventories                                         427      (1,248)       (367)
Prepaid income taxes                                (61)          1         182
Accounts payable, accruals and prepaid expenses   4,296       1,383       1,249
Deferred revenue                                  1,143         785         225
                                             -----------------------------------
Net cash provided by (used in) continuing         5,897       1,147      (2,316)
 operating activities
Net cash provided by (used in) discontinued     (13,560)      1,274       2,423
 operating activities
--------------------------------------------------------------------------------
Net cash provided by (used in) operating       $ (7,663)    $ 2,421     $   107
 activities
--------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchase of equipment                        (1,951)     (1,425)     (1,179)
Increase in other assets                            (27)        (68)        (54)
Purchases of marketable securities              (78,620)    (13,270)       (943)
Proceeds from sales of marketable securities     57,284       9,108       1,042
--------------------------------------------------------------------------------
Net cash used in investing activities          $(23,314)    $(5,655)    $(1,134)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock plans                         1,362       1,169         452
Net proceeds from public sale of treasury
 stock                                               --       8,802
Net proceeds from public sale of common
stock                                             3,450      21,307
--------------------------------------------------------------------------------
Net cash provided by  financing activities     $  4,812     $31,278     $   452
--------------------------------------------------------------------------------


EFFECT OF EXCHANGE RATE CHANGES ON CASH             296        (220)        139

NET INCREASE (DECREASE) IN CASH AND CASH        (25,869)     27,824        (436)
EQUIVALENTS

CASH AND CASH EQUIVALENTS,
 beginning of period                             28,602         778       1,214
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of period       $  2,733     $28,602     $   778
================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid for income taxes                     $    743     $    46     $    11
================================================================================

OTHER TRANSACTIONS NOT PROVIDING
(USING) CASH:
Retirement of treasury stock                   $  1,843     $    --     $   --
Change in value of marketable securities       $    (55)    $    55     $   --

The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Media 100 Inc. designs, develops, manufactures and markets personal computer-based digital video system products. The Media 100 family of products are analog and digital conversion systems that enable users to capture video and audio into a personal computer, perform random-access ("nonlinear") video editing and audio mixing, and directly produce a finished program with broadcast-quality picture and compact disc-quality sound, all without the use of traditional video tape equipment.


     On July 30, 1996, the Company announced its intention to separate its Media 100 digital video business from its data acquisition and imaging, commercial products and U.K.-based networking distribution businesses. The Company announced that it would contribute its data acquisition and imaging and commercial products businesses to a newly-formed subsidiary, Data Translation II, Inc. ("DTI"), the stock of which would then be distributed as a dividend to the Company's stockholders. The Company further announced that it planned to dispose of its networking distribution business within twelve months.

     On November 11, 1996, the Company sold substantially all of the assets associated with its networking distribution business in connection with the winding up of that business. On December 2, 1996, the Company distributed all of the shares of DTI, to which it had contributed its data acquisition and imaging and commercial products businesses and the remaining assets and liabilities of the networking distribution business, as a dividend to the Company's stockholders (the "Spin-Off"), in the ratio of one share of DTI common stock for every four shares of Company common stock. In connection with the Spin-Off, the Company retained only its Media 100 related business and changed its name to Media 100 Inc.

     In connection with the Spin-Off and the disposal of the networking distribution business, the Company's historical financial statements and other financial information reflect the financial position, results from operations and cash flows of the Company as continuing operations; the related financial information of the businesses contributed to DTI and the networking distribution business has been segregated and reclassified as discontinued operations. (Note
12).

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

(b)  Cash and Cash Equivalents and Marketable Securities

     Cash equivalents are carried at cost, which approximates market value, and have original maturities of less than three months. Cash equivalents include money market accounts and repurchase agreements with overnight maturities.

     Effective December 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this standard, the Company is required to classify all investments in debt and equity securities into one or more of the following three categories: held-to-maturity, available-for-sale or trading. Available-for-sale securities are recorded at fair market value with unrealized gains and losses excluded from earnings and reported to stockholders' equity. All of the Company's marketable securities are classified as available-for-sale.

     Marketable securities held as of November 30, 1996, consist of the following (in thousands):



                                             Maturity               Market Value
Investments available for sale:
  U.S. Treasury Bonds                       less than 1                $   399
                                            year
  U.S. Treasury Bonds                       1 - 3 years                    760
--------------------------------------------------------------------------------

  Total U.S. Treasury Bonds                                              1,159

  U.S. Treasury Notes                       less than 1                  4,012
                                            year
  U.S. Treasury Notes                       1 - 5 years                  2,973
--------------------------------------------------------------------------------

  Total U.S. Treasury Notes                                              6,985

  Municipal Bonds                           less than 2                  2,997
                                            years
  Municipal Bonds                           more than 2 years            2,502
--------------------------------------------------------------------------------

  Total Municipal Bonds                                                  5,499

  Asset-Backed Securities                   less than 2                  1,010
                                            years
  Asset-Backed Securities                   more than 2 years            5,710
--------------------------------------------------------------------------------

  Total Asset-Backed Securities                                          6,720


  Corporate Bonds                           1 - 5 years                  7,620
--------------------------------------------------------------------------------

Total investments available for sale                                   $27,983
================================================================================

     Marketable securities had a cost of $27,983 and $6,614 at November 30, 1996 and 1995, respectively, and a market value of $27,983 and $6,559, respectively. To reduce the carrying amount of the 1995 marketable securities portfolio to market value, a valuation allowance has been reflected as a separate component of stockholders' equity on November 30, 1995 pursuant to the provisions of SFAS No. 115.

(c)  Inventories

     Inventories are stated at the lower of first-in, first-out (FIFO) cost or market and consist of the following (in thousands):

November 30,
--------------------------------------------------------------------------------
                                                       1996                1995

Raw Materials                                        $  780              $1,087
Work-in-Process                                         302                 444
Finished Goods                                          391                 369
--------------------------------------------------------------------------------
                                                     $1,473              $1,900
================================================================================

     Work-in-process and finished goods inventories include material, labor and manufacturing overhead. Management performs periodic reviews of inventory and disposes of items not required by their manufacturing plan.

(d)  Depreciation and Amortization

     The Company provides for depreciation and amortization, using the straight-line and declining balance methods, by charges to operating expenses in amounts that allocate the cost of the equipment over the following estimated useful lives:

               Description                              Useful Lives
              ------------------------------------------------------
               Machinery and equipment                  3 to 7 years
               Furniture and fixtures                   7 years
               Vehicles                                 3 years

(e)  Equipment, net

     Equipment, net is stated at cost, less accumulated depreciation and amortization, and consists of the following (in thousands):


November 30,
---------------------------------------------------------------------------
                                             1996                     1995

   Machinery and equipment                 $4,251                   $2,731
   Furniture and fixtures                     480                       63
   Vehicles                                    14                        -
---------------------------------------------------------------------------
                                           $4,745                   $2,794
   Less accumulated depreciation
   and amortization                         2,278                    1,380
---------------------------------------------------------------------------
                                           $2,467                   $1,414
===========================================================================

(f)  Foreign Currency

     The Company translates the assets and liabilities of its foreign subsidiaries at the rates of exchange in effect at year-end. Revenues and expenses are translated using exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to "Cumulative translation adjustment" included in stockholders' equity in the accompanying consolidated balance sheets. Net realized foreign currency transaction gains for the year ended November 30, 1996 were $144,000 and are classified in general and administrative expenses. For fiscal years ended November 30, 1995 and 1994 these gains and losses were not significant.

(g)  Revenue Recognition

     The Company recognizes revenue when products are shipped or, for postcontract support agreements, ratably over the terms of the agreements. The Company's policy is to defer the revenue associated with any vendor and postcontract support obligations remaining at the time of shipment until the related obligations are satisfied. Costs of service and warranty are not significant and are charged to operations as incurred. Revenues from hardware systems with other than incidental software components and stand alone software sales are recognized upon shipment, provided that no significant vendor or postcontract support obligations remain outstanding and collection of the resulting receivable is deemed probable.

(h)  Capitalized Software Development Costs

     The Company capitalizes certain computer software development costs. Capitalization of costs commences upon establishing technological feasibility. Capitalized costs, net of accumulated amortization, were approximately $104,000 and $84,000 as of November 30, 1996 and 1995, respectively, and are included in other assets. These costs are amortized on a straight-line basis over two years, which approximates the economic life of the product. Amortization expense, included in cost of sales in the accompanying consolidated statements of operations, was $40,000, $81,000 and $80,000 in 1996, 1995 and 1994,
respectively.

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

(j)  Disclosure About the Fair Value of Financial Instruments

     SFAS No. 107, Disclosures About the Fair Value of Financial Instruments, which was adopted by the Company effective December 1, 1995, requires that disclosure be made of estimates of the fair value of each class of financial instrument. Financial instruments held by the Company as of November 30, 1996 consist primarily of short-term trade receivables and payables, for which the carrying amounts approximate fair values, cash equivalents and marketable securities.


2.  NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Net income (loss) per common and common equivalent share is determined by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares have been calculated in accordance with the treasury stock method and are included for all periods where their effect is dilutive. Fully diluted net income (loss) per common and common equivalent share has not been separately presented, as the amounts would not be materially different from net income (loss) per common and common equivalent share.


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

     In 1992, the Company adopted the 1992 Key Employee Incentive Plan (the "1992 Plan"), and 1,000,000 shares of common stock were reserved for issuance. At the Company's Annual Meeting on April 10, 1996 an increase of 1,000,000 shares for a total of 2,000,000 shares were approved for grant. Options granted pursuant to the 1992 Plan may, at the discretion of the Board, be incentive stock options as defined by the Internal Revenue Code. Subject to the provisions of the 1992 Plan, options granted are at a price as specified by the Board. The Board has, to date, issued options under the 1992 plan at not less than 100% of fair market value. The options become exercisable at a rate of 20% per year beginning one year from the date of grant unless otherwise specified by the Board. The Board will determine when the options will expire, but in no event will the option period exceed ten years. No options may be granted under the 1992 Plan on or after February 20, 2002.

     Information concerning stock options for each of the three years ended
November 30, 1996 follows:
--------------------------------------------------------------------------------
                                              Number of               Option
                                               Options             Price Ranges
--------------------------------------------------------------------------------

Outstanding at November 30, 1993              972,202            $1.38 -    6.75
                Granted                       356,700             4.13 -    7.38
                Exercised                    (208,490)            1.38 -    6.75
                Expired/canceled              (90,436)            1.38 -    7.00

--------------------------------------------------------------------------------

Outstanding at November 30, 1994            1,029,976            $1.38 -    7.38



                Granted                       338,000             7.50 -   17.00
                Exercised                    (305,806)            1.38 -    7.38
                Expired/canceled              (15,290)            1.50 -   11.00

--------------------------------------------------------------------------------

Outstanding at November 30, 1995            1,046,880            $1.38 -   17.00
                Granted                       595,000             8.13 -   17.75
                Exercised                    (215,310)            1.38 -   11.19
                Expired/canceled             (210,740)            1.50 -   17.75

--------------------------------------------------------------------------------

Outstanding at November 30, 1996            1,215,830             1.38 -   17.75

================================================================================

Exercisable at November 30, 1996              215,031            $1.81 -   17.00

================================================================================

Available for grant at
November 30, 1996                             618,960

================================================================================

     In 1994, the Company amended the 1986 Employee Stock Purchase Plan (the "Plan") pursuant to which an additional 200,000 shares of common stock were reserved for issuance for a total of 600,000 shares. Effective July 1, 1995, employees who have worked for the Company for at least one month are eligible to participate in the Plan. The Plan allows participants to purchase common stock of the Company at 85% of the fair market value as defined. Under the Plan, the Company issued 26,962, 22,930 and 38,222 shares in fiscal years 1996, 1995 and 1994, respectively. At November 30, 1996, there were 166,642 shares available for issuance under the Plan.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires the measurement of the fair value of stock options or warrants to be included in the statement of income or disclosed in the notes to the financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company does not expect this adoption to have a material effect on the Company's financial position or results of operations.

4.  RETIREMENT PLAN

     In November 1985, the Company adopted an employee savings plan (the "Savings Plan") in compliance with Section 401(k) of the Internal Revenue Code. Effective April 1, 1995, the Savings Plan provides for annual Company contributions of up to 15% of the first 6% of total compensation per participant. On July 1, 1993, the Company suspended Company contributions to the Savings Plan. The Company resumed contributions to the Savings Plan in fiscal year 1995. These contributions vest incrementally over a five-year period. The Company's contributions to the Savings Plan were $50,000, $16,000 and $0 in 1996, 1995 and 1994, respectively.

     The Company does not provide postretirement benefits to any employees as defined under SFAS No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions.

5.  BANK FACILITIES

     The Company entered into an irrevocable standby letter of credit agreement for a sum not to exceed $300,000 effective January 16, 1997 and terminating March 31, 1998. This facility was entered into in connection with the lease of Company's new office and manufacturing facility (Note 6(a)). This letter of credit is automatically extended without amendment annually from the termination date, unless written notice is provided electing not to renew for any such additional period. Notwithstanding the above, this letter of credit expires on March 31, 2002. The Company's obligation is secured by a pledge of cash in the amount of $350,000.

6.  LEASE COMMITMENTS AND CONTINGENCIES

(a)  Lease Commitments

     The Company's principal executive, engineering, manufacturing and sales operations occupy approximately 31,000 square feet in a facility (the "Locke Drive Facility") which the Company currently shares with DTI. Prior to December 2, 1996, the effective date of the Spin-Off, the Locke Drive Facility was leased directly to the Company under a lease with a related party trust. In connection with the Spin-Off, the Company assigned its leasehold interest in the Locke Drive Facility to DTI, which in turn granted a license to the Company to use a portion of the facility so as to enable the Company to conduct its operations at that location. Such use and occupancy agreement remains in effect until April 30, 1997, and the Company pays DTI a monthly license fee for the use and occupancy of the Locke Drive Facility and the use of certain manufacturing equipment transferred to DTI. Total rental expense for the Locke Drive Facility charged to continuing operations was $546,000, $459,000 and $360,000 for each of the fiscal years ended November 30, 1996, 1995 and 1994.

     In January, the Company entered into an operating lease agreement expiring on March 31, 2002 for approximately 56,500 square feet in a new facility, into which the Company intends to relocate all the operations currently conducted in the Locke Drive Facility, beginning in April 1997.

Future minimum lease payments excluding operating costs, under all operating leases including the new operating lease agreement are as follows
(in thousands):

Fiscal years ended November 30,
                                                                      Amount

          1997                                                         $873
          1998                                                          525
          1999                                                          527
          2000                                                          556
          2001                                                          584
          Thereafter                                                    198


--------------------------------------------------------------------------------
          Total minimum lease payments                               $3,263
================================================================================

(b)  Contingencies

     (i) On June 7, 1995, a lawsuit was filed against the Company by Avid Technology, Inc. ("Avid") in the United States District Court for the District of Massachusetts. The complaint generally alleges patent infringement by the Company arising from the manufacture, sale, and use of the Company's Media 100 product. The complaint includes requests for injunctive relief, treble damages, interest, costs and fees. In July 1995, the Company filed an Answer and Counterclaim denying any infringement and asserting that the Avid patent in question is invalid. The Company intends to vigorously defend the lawsuit. In addition, Avid is seeking reissue of the patent, including claims that it asserts are broader than in the existing patent, and these reissue proceedings remain pending before the U.S. Patent and Trademark Office. On July 31, 1996, the court ordered a stay of all proceedings in the lawsuit pending conclusion of the reissue proceedings referred to above. There can be no assurance that the Company will prevail in the lawsuit asserted by Avid or that the expense or other effects of the lawsuit, whether or not the Company prevails, will not have a material adverse effect on the Company's business, operating results and financial condition.

     (ii) On February 12, 1997, a lawsuit was filed in Germany against the Company's former German subsidiary, Data Translation GmbH ("DT GmbH") and its managing director, by Lex Computer and Management Corporation ("Lex"). The complaint generally alleges patent infringement by DT GmbH arising from the manufacture, sale and use of the Company's Media 100 products. The complaint includes requests for injunctive relief, damages, costs and fees. DT GmbH is currently a subsidiary of DTI. Under the terms of the Spin-Off, the Company has agreed to indemnify DTI and its affiliates (including DT GmbH) against liabilities arising out of the Company's Media 100 business. The Company currently intends to vigorously defend the lawsuit. There can be no assurance that the Company will prevail in the lawsuit asserted by Lex or that the expense or other effects of the lawsuit, whether or not the Company prevails, will not have a material adverse effect on the Company's international operations and, consequently, on the Company's business and operating results.

     (iii) From time to time the Company is involved in other disputes and/or litigation encountered in its normal course of business. The Company does not believe that the ultimate impact of the resolution of such other outstanding matters will have a material effect on the Company's business, operating results or financial condition.

7.  INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. The components of the net deferred tax liability recognized in the accompanying consolidated balance sheets are as follows (in thousands):

November 30,
---------------------------------------------------------------------------
                                                  1996                1995

 Deferred tax assets                           $ 1,595              $2,372




 Deferred tax liabilities                          (27)                (27)
---------------------------------------------------------------------------
                            subtotal             1,568               2,345
===========================================================================
 Valuation allowance                           $(1,568)            $(2,345)
===========================================================================


     Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future income tax returns, the Company has placed a valuation allowance against its deferred tax assets.

     The approximate tax effect of each type of temporary difference and carryforward before allocation of the valuation allowance is summarized as follows (in thousands):

November 30,
---------------------------------------------------------------------------
                                                1996                  1995
---------------------------------------------------------------------------

Net operating loss carryforwards              $    -                  $508
Other temporary differences, principally       1,096                   374
 nondeductible reserves
Research and development credits                 447                 1,438
Alternative minimum tax credits                   25                    25
---------------------------------------------------------------------------
                                              $1,568                 $2,345
===========================================================================

     The tax credits carryforwards expire at various dates through 2008. The Tax Reform Act of 1986 contains provisions that may limit the tax credit carryforwards available to be used in any given year in the event of significant changes in ownership, as defined.

     The income (loss) from continuing operations before tax provision in the accompanying consolidated statements of operations consisted of the following
(in thousands):

                            1996              1995                 1994

United States             $6,819            $2,761              $(1,965)
Foreign                     (778)             (341)                 (30)
                  ------------------------------------------------------
                          $6,041            $2,420              $(1,995)
                  ======================================================

     The income tax provision shown in the accompanying consolidated statements of operations is comprised of the following (in thousands):

Fiscal years ended November 30,
----------------------------------------------------------------------------
                                 1996               1995                1994
 Federal:
 Current                       $1,008               $70          $         -
 Deferred                           -                 -                    -
----------------------------------------------------------------------------
                                1,008                70                    -
----------------------------------------------------------------------------
 State:
 Current                          100                 1                    -
 Deferred                           -                 -                    -
----------------------------------------------------------------------------
                                  100                 1                    -
----------------------------------------------------------------------------
 Foreign - Current                100                 4                   36


                               $1,208               $75                  $36
============================================================================


     The effective income tax rate varies from the amount computed using the statutory U.S. income tax rate as follows:

Fiscal years ended November 30,
---------------------------------------------------------------------------
                                              1996        1995        1994
---------------------------------------------------------------------------
Tax provision (benefit) at statutory rate     34.0%       34.0%      (34.0)%
Federal benefit from loss carryforward        (5.6)      (33.0)          -
Federal losses not benefited                     -           -        34.0
Utilization of research and development      (14.8)          -           -
credits
State taxes                                    1.6           -           -
Foreign taxes                                  1.6         0.2         1.8
Other                                          3.2         1.9           -
--------------------------------------------------------------------------
                                              20.0%        3.1%        1.8%
==========================================================================

8.  GEOGRAPHIC INFORMATION

     Operations in various geographic areas for the three years ended November
30, 1996 are summarized as follows (in thousands):

                                                United States     Europe      Eliminations  Consolidated

FISCAL 1994
Sales to unaffiliated customers (1)               $10,692         $1,723        $     -         $12,415
Sales or transfers between geographic areas         1,224              -         (1,224)              -
-------------------------------------------------------------------------------------------------------
Net sales                                         $11,916         $1,723        $(1,224)        $12,415
-------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations          $(2,049)        $  (30)       $    25         $(2,054)
Identifiable assets of continuing                 $ 7,488         $1,619        $(1,121)        $ 7,986
operations
=======================================================================================================

FISCAL 1995
Sales to unaffiliated customers (1)               $26,651         $3,627       $     -          $30,278
Sales or transfers between geographic areas         2,507             -         (2,507)               -
-------------------------------------------------------------------------------------------------------
Net sales                                         $29,158         $3,627       $(2,507)         $30,278
-------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations          $ 1,983         $ (341)      $     7          $ 1,649
Identifiable assets of continuing                 $44,892         $1,876        (1,747)          45,021
operations
=======================================================================================================

FISCAL 1996
Sales to unaffiliated customers (1)               $44,677         $6,149       $      -         $50,826
Sales or transfers between geographic areas         4,780             -         (4,780)               -
-------------------------------------------------------------------------------------------------------
Net sales                                         $49,457         $6,149       $ (4,780)        $50,826
-------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations          $ 5,314         $ (778)      $    (83)        $ 4,453
Identifiable assets of continuing                 $46,601         $3,647       $ (3,248)        $47,000
operations
=======================================================================================================

(1) Export sales from the United States to unaffiliated customers for the years ended November 30, 1996, 1995 and 1994 were approximately $13,317, $8,243 and $3,606, respectively.

9.  ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

November 30,
------------------------------------------------------------------------------
                                              1996                       1995

Accrued commissions                         $  133                     $  111
Payroll and related taxes                    1,190                        599
Expenses relating to Spin-Off of               737                          -
Data Translation II, Inc.
Accrued marketing, legal and other
expense                                      3,731                      2,143
==============================================================================
                                            $5,791                     $2,853
==============================================================================

10.  VALUATION AND QUALIFYING ACCOUNTS

     The following table sets forth activity in the Company's accounts receivable reserve account (in thousands):

--------------------------------------------------------------------------------
                        Balance at    Charges to     Deductions   Balance at
                       Beginning of    Cost and                   End of Year
                           Year        Expense
--------------------------------------------------------------------------------

For the Year Ended          $107          $ 18          $ 2          $123
November 30, 1994
================================================================================

For the Year Ended          $123          $ 85          $ 5          $203
November 30, 1995
================================================================================

For the Year Ended          $203          $177          $52          $328
November 30, 1996
================================================================================

11.  SELECTED QUARTERLY INFORMATION (UNAUDITED)

For the fiscal quarter ended (in thousands except per share amounts):
---------------------------------------------------------------------------------------------------------

1996                                               February 29        May 31       August 31  November 30
----------------------------------------------------------------------------------------------------------


Net sales                                             $10,690        $12,921       $13,066      $14,149
Gross profit                                            6,377          7,673         8,119        8,611
Income from continuing operations                       1,001          1,211         1,232        1,389
=======================================================================================================
Income per share from continuing operations           $  0.12        $  0.13       $   0.15     $  0.17
=======================================================================================================


1995                                               February 28        May 31       August 31  November 30
----------------------------------------------------------------------------------------------------------

Net sales                                             $ 5,212        $ 6,978       $ 8,137      $ 9,951
Gross profit                                            2,700          4,179         4,761        5,927
Income (loss) from continuing operations                (159)            526           585        1,393
=======================================================================================================
Income (loss) per share from continuing operations    $(0.02)         $  0.08      $   0.09     $  0.20
=======================================================================================================

12. DISCONTINUED OPERATIONS


     The components of net assets of discontinued operations included in the accompanying consolidated balance sheets at November 30, 1996 and 1995 follow
(in thousands):


November 30,
-------------------------------------------------------------------------
                                                 1996                1995


Current assets                                $14,090              $ 4,722
Equipment, net                                  2,351                2,250
Other assets, net                                 260                  133
Current liabilities                            (2,317)              (3,067)
Net assets (liabilities) of networking
 distribution business                         (1,424)               2,232
Cumulative translation adjustment                  30                 (168)
                                         =================================
                                              $12,990              $ 6,102
                                         =================================

     The components of discontinued operations included in the accompanying consolidated statements of operations for fiscal 1996, 1995 and 1994, respectively, follow (in thousands):

November 30,
--------------------------------------------------------------------------------
                                                 1996        1995         1994

Net sales                                    $21,201      $21,826      $22,440
Income (loss) from  operations of
  discontinued businesses                     (2,659)       2,426        2,351
Loss on disposal of networking
  distribution business                       (2,513)           -            -
Spin-Off transaction costs                    (1,500)           -            -
                                           -------------------------------------
Income (loss) from discontinued
  operations                                 $(6,672)      $2,426      $ 2,351
                                           -------------------------------------

The loss for the year ended November 30, 1996 also reflects an allocation of $560 of interest income relating to the $9,168 of cash contributed to DTI by the Company.